Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 1st QUARTER SALES
Net Sales Increase 15%
E.P.S. Within Estimated Range at $0.38

GREENWICH, CT, USA, June 7, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, today reported first quarter Net Sales of $359.0 million compared with $312.0 million a year earlier, an increase of approximately 15%.  Operating Profit for the first quarter was $34.3 million in both fiscal years 2005 and 2004.  Net Earnings for the quarter were $17.7 million versus $19.6 million a year earlier.  Diluted Net Earnings Per Share for the first quarter were $0.38 per share compared to $0.42 for the same period last year and were within the Company’s previously-issued guidance of $0.35 - $0.40.

First quarter Net Sales increased approximately 15% over last year primarily due to the additions of Miles Kimball, acquired in April of last year, Kaemingk, acquired in June of last year, and Walter Drake, acquired in December of last year, slightly offset by the divestiture of its Jeanmarie Creations decorative gift bag business in April of this year.  This year’s lower Operating Margin relates to the addition of the Catalog & Internet segment acquisitions, which, though profitable on an annual basis, normally incur small operating losses in the first fiscal quarter.  It also reflects investments in several organic strategic initiatives which, if successful, should provide sales and earnings growth in the future.

First quarter Net Earnings were negatively impacted by increased interest expense due to the Company’s October 2003 bond offering and interest expense associated with the aforementioned acquisitions.  Also impacting Net Earnings was a higher effective tax rate, resulting from the write-off of non-tax deductible goodwill related to the divestiture of Jeanmarie Creations.

Commenting on the first quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, “We are on track towards achieving our fiscal year 2005 sales and earnings growth goals despite what continues to be a difficult retail environment.  Independent retailers in particular are still very cautious in their ordering patterns in light of ongoing geopolitical conflict, as well as the recent dramatic spike in gasoline prices, which may very well impact consumer spending.  Thus, while there was better turnout and increased retailer interest versus last year at the winter gift shows, a delayed ordering pattern continues.  This was anticipated, though, and did not cause our first quarter results to vary significantly from our previously announced expectations.”

Mr. Goergen continued, “In the Direct Selling segment, PartyLite’s European markets maintained very positive momentum during the first quarter following a strong holiday season.  Soft first quarter sales for PartyLite U.S. were disappointing, but the year-to-year comparison reflects, in part, the positive impact on last year’s sales results of promotions surrounding the celebration of PartyLite’s 30th anniversary in the U.S.”

At January 31, 2004 the Company reported its financial results in five segments: Direct Selling, Wholesale Home Fragrance, Wholesale Creative Expressions, Catalog & Internet and All Other. As a result of certain organizational changes the Company has implemented, it has reevaluated its reporting segments pursuant to FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information,” and determined to report financial information with respect to three segments beginning with the period ended April 30, 2004. These new reporting segments are as follows - the Direct Selling segment, the Wholesale segment, and the Catalog & Internet segment.  The Company’s reportable segments are based on similarities in distribution channels, customers and management oversight.

In the Direct Selling segment, first quarter net sales of $189.9 million were nearly even with last year on the strength of European sales of PartyLite® brand products, which increased approximately 36%.  Increases in PartyLite’s European sales offset a 13% sales decline in PartyLite’s U.S. market versus a strong first quarter last year.  First quarter operating profit in the Direct Selling segment increased approximately 2% to $38.0 million from $37.4 million in the same period last year.

In the Wholesale segment, first quarter net sales increased approximately 11% to $127.8 million, principally due to the addition of Kaemingk.  The impact of the divestiture of Jeanmarie Creations on first quarter sales was minimal.  The Company’s other wholesale businesses experienced mixed sales results.  Management believes that retailer caution continues to play an important role in the sluggish recovery being experienced in parts of this segment.  First quarter operating loss of $2.7 million in the Wholesale segment was approximately even with last year’s first quarter loss of $2.6 million and reflects the seasonal nature of this business.  Reduced profitability due to sales shortfalls for the North American seasonal and home décor brands offset significant improvements in this segment’s North American home fragrance brands that, management believes, have benefited from recent restructuring.

In the Catalog & Internet segment, first quarter net sales of $41.4 million were attributable entirely to the acquisitions of Miles Kimball and Walter Drake.  This segment experienced an operating loss of $1.1 million, reflecting the seasonal nature of its business and costs associated with the integration of Walter Drake’s operations into those of Miles Kimball.  Both sales and operating profit in this segment were approximately on plan relative to the Company’s pre-acquisition assumptions.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Management reiterated that fiscal year 2005 Earnings Per Share, before giving effect to the impact, if any, of the recently announced tender offer, are expected to be $2.35 to $2.45, as affirmed previously on March 15th.  Management also reaffirmed that it expects cash flow from operations to be $140 million or better for the full fiscal year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina®, CBK®, Seasons of Cannon Falls™ and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina® and Kaemingk® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

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BLYTH, INC.

Consolidated Statements of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended April 30, 2004	Three Months Ended April 30, 2003

Net sales	$358,980	$311,991
Cost of goods sold	175,969	150,595
Gross profit	183,011	161,396
Selling	115,075	97,069
Administrative	33,675	30,069
	148,750	127,138
Operating profit	34,261	34,258
Other expense (income)
Interest expense	5,209	3,590
Interest income and other	(891)	(591)
Equity in earnings of investee	23	135
	4,341	3,134
Earnings before income taxes and minority interest	29,920	31,124
Income tax expense	12,195	11,453
Earnings before minority interest	17,725	19,671
Minority interest	50	44
Net Earnings	$17,675	$19,627

Basic:
Net earnings per common share	$0.39	$0.43
Weighted average number of shares outstanding	45,665	46,080

Diluted:
Net earnings per common share	$0.38	$0.42
Weighted average number of shares outstanding	46,105	46,208

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2004	April 30, 2003
Assets
Cash and Cash Equivalents	$232,267	$122,391
Accounts Receivable, Net	101,533	83,972
Inventories	212,388	200,450
Property, Plant & Equipment, Net	254,431	260,227
Other Assets	342,391	257,466
	$1,143,010	$924,506

Liabilities and Stockholders' Equity
Bank Debt	$44,234	$30,783
Senior Notes	7,143	10,714
Bond Debt	249,190	154,855
Other Liabilities	245,694	210,007
Stockholders' Equity	596,749	518,147
	$1,143,010	$924,506